UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 22, 2017
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On February 22, 2017, the Board of Directors of The Hershey Company (the “Company”) unanimously approved several initiatives under a single program designed to drive continued net sales, operating income and earnings per-share diluted growth over the next several years. This “Margin for Growth” program will focus on improving global efficiency and effectiveness, optimizing the Company’s supply chain, streamlining the Company’s operating model and reducing administrative expenses to generate long-term savings. It is anticipated that a portion of the savings will be re-invested in growth initiatives intended to help ensure the Company meets its net sales and earnings per share-diluted objectives and generates operating profit margin expansion over the long-term.

The Company estimates that the “Margin for Growth” program will result in total pre-tax charges of $375 million to $425 million over the next three years. This estimate includes plant and office closure expenses of $100 million to $115 million, net intangible asset impairment charges of $100 million to $110 million, employee separation costs of $80 million to $100 million, contract termination costs of approximately $25 million, and other business realignment costs of $70 million to $75 million. The cash portion of the total charge is estimated to be $175 million to $200 million. At the conclusion of the program in 2019, ongoing annual savings are expected to be approximately $150 million to $175 million.

The Company expects that implementation of the program will reduce its global workforce by approximately 15%, with a majority of the reductions coming from hourly headcount positions outside of the United States.

Item 8.01.	Other Events.

On February 28, 2017, the Company updated its guidance for long-term net sales growth and now expects long-term constant currency net sales growth of 2% to 4%. In addition, the Company reaffirmed its guidance for long-term adjusted earnings per share-diluted growth of 6% to 8%. The Company also reaffirmed its outlook for full year 2017 net sales growth of about 2% to 3%, updated its outlook for 2017 reported earnings per share-diluted, which are now anticipated to be $3.19 to $3.45, and reaffirmed its outlook for 2017 adjusted earnings per share-diluted of $4.72 to $4.81.

Note: In this Item 8.01, the Company references income measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”) because they exclude business realignment activities, goodwill and other intangible asset impairment charges, acquisition integration costs, settlement of the Shanghai Golden Monkey (“SGM”) liability, non-service related pension expense, costs related to the “Margin for Growth” program and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. Below is a reconciliation of projected 2017 and full-year 2016 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2017 (Projected)	2016
Reported EPS – Diluted	$3.19 - $3.45	$3.34
Derivative mark-to-market losses	—	0.66
Business realignment costs	0.10 - 0.12	0.42
Acquisition and integration costs	—	0.02
Non-service related pension expense	0.06	0.08
Settlement of SGM liability	—	(0.12)
Goodwill and other intangible asset impairment charges	—	0.01
"Margin for Growth" program costs	1.20 - 1.35	—
Adjusted EPS – Diluted	$4.72 - $4.81	$4.41
The Company’s 2017 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on the Company's commodity derivative contracts that will be reflected within corporate unallocated expenses in the Company's segment results until the related inventory is sold, under the Company's accounting policy for commodity derivatives.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of the Company’s products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for the Company’s new and existing products; increased marketplace competition; disruption to the Company’s manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to the Company’s international operations; disruptions, failures or security breaches of the Company’s information technology infrastructure; the Company’s ability to hire, engage and retain a talented global workforce; the Company’s ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; and such other matters as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERSHEY COMPANY

Date: February 28, 2017	By: /s/ Patricia A. Little
Patricia A. Little Senior Vice President, Chief Financial Officer